Exhibit	1

TRUSTEE'S FINAL DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, Altria Debenture-Backed Series 2003-8
*CUSIP:	21988G254	Class	A-1
	21988GCM6	Class	A-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending February 12, 2008.

INTEREST ACCOUNT

Balance as of	January 15, 2008.....	$0.00
	Scheduled Income received on securities.....	$0.00
	Unscheduled Income received on securities.....	$0.00
	Interest portion of February 12, 2008 Call Price received February 12, 2008 upon exercise of Call Warrants by 100% of the holders thereof.....	$ 3,793,464.39

LESS:
	Distribution of interest to Class A-1 Holders.....	-$117,187.50
	Distribution of interest to Class A-2 Holders.....	-$ 3,676,276.89
	Distribution to Depositor.....	-$0.00
	Distribution to Trustee.....	-$0.00
Balance as of	February 12, 2008.....	$0.00

PRINCIPAL ACCOUNT

Balance as of	January 15, 2008.....	$0.00
	Scheduled principal payment received on securities.....	$0.00
	Principal portion of February 12, 2008 Call Price received February 12, 2008 upon exercise of Call Warrants by 100% of the holders thereof.....	$25,000,000.00

LESS:
	Distribution of principal to Class A-1 Holders on February 12, 2008.....	-$25,000,000.00
	Distribution of $25,000,000 principal amount of underlying securities to Call Warrants Holder on February 12, 2008.....	-$0.00

Balance as of	February 12, 2008.....	$0.00

UNDERLYING SECURITIES HELD AS OF	February 12, 2008

Principal Amount	Title of Security

$0	Philip Morris Companies Inc., predecessor to Altria Group, Inc. 7 3/4% Debentures due January 15, 2027
	*CUSIP:	718154CF2

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness.  It is included solely for the convenience of the Holders.